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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated September 17, 2004 (except for note 13, which is as of November 3, 2004) relating to the consolidated financial statements of Teekay Shipping Spain S.L. and our reports each dated November 9, 2004 relating to the financial statement of Teekay LNG Partners L.P. and the financial statement of Teekay GP L.L.C., in Amendment No. 1 to the Registration Statement (Form F-1 No. 333-120727) and the related Prospectus of Teekay LNG Partners L.P. for the registration of its common units representing limited partnership interests.


Vancouver, Canada                                          /s/ Ernst & Young LLP
January 27, 2005                                           Chartered Accountants